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                                                                   Exhibit 10.62

                             FIFTH AMENDMENT TO THE
              NONQUALIFIED SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
                            FOR CERTAIN EMPLOYEES OF
                   PHOENIX HOME LIFE MUTUAL INSURANCE COMPANY

     BY THIS AGREEMENT, the Nonqualified Supplemental Executive Retirement Plan for Certain Employees of Phoenix Home Life Mutual Insurance Company (the "Plan"), as amended and restated effective January 1, 1989, is amended by this Fifth Amendment, effective January 1, 2001.

     1. Section 3.1 of the Plan is amended by deleting the last sentence thereof and by substituting in lieu thereof the following:

          "Employees of Phoenix Equity Planning Corporation ("PEPCO"), Phoenix Investment Counsel, Inc. ("PIC") and Phoenix Investment Partners, Ltd. ("PXP") who were hired by Phoenix Duff & Phelps Corporation (now PXP) after December 31, 1996, shall become eligible to participate in this Supplemental Plan as of January 1, 2000, but shall not be eligible to participate prior to such date. In addition, Employees of Zweig/Glaser Advisers, LLC shall become eligible to participate in this Supplemental Plan as of January 1, 2000."

     2.   Section 4.1 of the Plan is amended in its entirety to read as follows:

          "The amount of monthly benefit provided under this Supplemental Plan shall be the excess of (a) over (b) where:

          (a) is the amount of monthly benefit that would have been provided under the Employee Pension Plan if the exclusion of Incentive Compensation or deferred compensation amounts from the definition of Earnings and the limitation on Earnings set forth in Section 401(a)(17) of the Code did not apply, provided, however, that in determining the amount of a Participant's Final Average Earnings, the amount of Incentive Compensation derived from the Mutual Incentive Plan which shall be taken into account shall be equal to such annual Incentive Compensation received by the Participant averaged over any three (3) full calendar years within the last five (5) consecutive full calendar years that produces the highest average; and

          (b) is the amount of monthly benefit payable under the Employee Pension Plan."
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     3.   Section 4.3 of the Plan is hereby amended, by designating the text therein as subsection (a) and by adding new subsection (b), to read as follows:

          "(b) The amount of monthly benefit payable under Section 4.1 to an Employee of PIC, PEPCO or PXP who was ineligible to participate in the Employee Pension Plan for the period January 1, 1997, through December 31, 1999, shall be computed to include an additional amount equal to the difference between the benefit such officer actually accrued under the Employee Pension Plan as of his or her Annuity Commencement Date and the benefit such officer would have accrued had he or she not been excluded from participation in the Employee Pension Plan for such period."

     4. Section 4.6 of the Plan is hereby amended in its entirety to read as follows:

          "(a) The payment of benefits to which a Participant or Beneficiary shall be entitled under this Supplemental Plan shall be made in the same form and manner and at the same time as is applicable or elected under the Employee Pension Plan.

          (b) In addition to the benefit forms available under the Employee Pension Plan, a Participant or Beneficiary may elect to receive payment of his benefits in a single lump sum, the present value of which shall be determined based upon the factors for Actuarial Equivalence set forth in the Employee Pension Plan, provided, however, that with respect to a Participant, such election shall become effective only if all of the following conditions are satisfied: (i) such Participant remains in the employment of the Employer for the full twelve (12) calendar months immediately following the date of such election (the "Election Date"), except in the case of the death of such Participant or such Participant's becoming Disabled (in which case Section 4.6(c) shall apply), and
          (ii) such Participant complies with the administrative procedures set forth by the Administrator with respect to the making of such lump sum election.

          (c) In the event a Participant who has made a lump sum election pursuant to Section 4.6(b) dies or becomes Disabled while employed by the Employer during the 12-month period immediately following the Election Date, the 12-month condition shall be deemed satisfied with respect to such Participant."

     5. Section 5.1 of the Plan is hereby amended in its entirety, to read as follows:

          "Except for Employee Pension Plan Participants to whom a Plant Closing Benefit is payable under Section 4.4 of this Supplemental Plan who shall be fully vested in said Plant Closing Benefit, and except for Participants who are Employees of Phoenix American Life Insurance Company

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               ("PAL"), a participating Employer in this Plan, whose failure to meet the conditions for payment of benefits hereunder is by reason of PAL's termination of participation in this Plan on account of its sale by the Employer, a Participant shall have a vested, non-forfeitable interest in his or her Supplemental Plan benefits upon such Participant's attainment of Normal Retirement Age under the Employee Pension Plan or on earlier termination of employment by death. Otherwise, a Participant shall be fully vested in his or her benefits under this Supplemental Plan upon completion of five (5) Years of Vesting Service, as defined under the Employee Pension Plan."

     IN WITNESS WHEREOF, this Fifth Amendment has been executed this 22nd day of December, 2000.

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